Exhibit 1b


                      INDEPENDENT ACCOUNTANT'S REPORT


To the Board of Directors
Central Newspapers, Inc.

We have reviewed the consolidated statement of financial position of Central Newspapers, Inc. as of June 30, 1996 (not presented herein), and the consolidated statements of income, shareholders' equity and cash flows for the fiscal three and six-month periods ended June 30, 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial position as of December 29, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended (not presented herein); and in our report dated February 3, 1997, we expressed an unqualified opinion on those consolidated financial statements.


/s/Geo. S. Olive & Co., LLC
---------------------------
Geo. S. Olive & Co., LLC

Indianapolis, Indiana
July 22, 1996